Exhibit 99.1

100 Enterprise Dr.

Suite 700

Rockaway, NJ 07866

SB ONE BANCORP ANNOUNCES A MERGER WITH
ENTERPRISE BANK N.J.

ROCKAWAY, NEW JERSEY – June 20, 2018 – SB One Bancorp (Nasdaq: SBBX), the holding company for SB One Bank, and Enterprise Bank N.J. (OTCMKTS: ENBN) (“Enterprise Bank”), are pleased to jointly announce that SB One Bancorp and Enterprise Bank have entered into a definitive agreement pursuant to which SB One Bancorp will acquire Enterprise Bank in an all-stock transaction. Under the terms of the agreement Enterprise Bank will merge with and into SB One Bank and each outstanding share of Enterprise Bank common stock will be exchanged for 0.4538 shares of SBBX common stock. The transaction is presently valued at $48.2 million, or approximately $13.69 per ENBN share, based upon the 20 day volume weighted average common stock price of $30.16 for SB One Bancorp as of June 19, 2018.

The merger enhances and expands SB One Bank’s presence in Union, Middlesex and Essex Counties, New Jersey with the addition of 4 full service branch locations in those counties. As of March 31, 2018, Enterprise Bank headquartered in Kenilworth, New Jersey, had approximately $244 million of total assets, $230 million of loans and $187 million of deposits. Based on financials as of March 31, 2018, the combined company will have over $1.6 billion in assets, $1.3 billion in gross loans, and $1.2 billion in deposits upon completion of the transaction. The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to be completed during the fourth quarter of 2018, subject to approval by Enterprise Bank’s shareholders, as well as regulatory approvals and other customary closing conditions.

“We are thrilled to be partnering with Donald Haake and Enterprise Bank. This partnership helps us expand our presence in key markets and provides us the ability to add additional talent, which will make all of the difference as we continue to grow,” said Anthony Labozzetta, President and Chief Executive Officer of SB One Bank and SB One Bancorp. “We are confident this partnership will create enhanced value for our combined employees, customers, shareholders and the communities we serve.”

“We are very excited about this opportunity with SB One Bank and SB One Bancorp. We firmly believe that this partnership will benefit both our shareholders, through ownership in a growing financial institution with shares that trade on a national exchange, and our customers through the enhanced financial products and services of the combined entity,” said Donald Haake, President and Chief Executive Officer of Enterprise Bank.

On a pro forma basis, the transaction is expected to be accretive to SB One Bancorp's 2019 earnings per share by approximately 8% and approximately 1% dilutive to tangible book value per share at closing assuming a transaction close in the fourth quarter of 2018 and 30% in annual cost savings. The earn back of the tangible book value dilution is projected to be less than one year.

Effective at the closing of the transaction, Donald J. Haake will become the Senior Executive Vice President, Regional Banking of SB One Bank. In addition, two members of the Board of Directors of Enterprise Bank will join the Board of Directors of both SB One Bancorp and SB One Bank.

Keefe, Bruyette & Woods, Inc. served as financial advisor to SB One Bancorp and Hogan Lovells US LLP served as its legal counsel. FinPro Capital Advisors, Inc. served as financial advisor to Enterprise Bank and Windels Marx Lane & Mittendorf, LLP served as its legal counsel.

About SB One Bancorp

SB One Bancorp, formerly Sussex Bancorp, is the holding company for SB One Bank a full-service, commercial bank with 14 locations in New Jersey and New York. Established in 1975, SB One Bank's strength is its ability to build strong personal relationships with its customers and to serve the communities in which it operates. SB One Bank, with regional loan production offices in Rockaway, Oradell and Wantage, New Jersey and Astoria, New York, is an active community lender providing a broad range of commercial and retail products to businesses and customers throughout the Northern New Jersey and New York metropolitan market.

SB One Bank has experienced considerable growth over recent years, which is attributed to SB One Bank’s unique ability to make genuine connections with its customers and ultimately deliver an extraordinary customer experience. SB One Bank understands the needs of its customers, offering a diverse selection of affordable home financing solutions and providing a full range of personal loans and lines of credit as well as other traditional banking services. It offers brokerage and investment services through its Sussex Investments Services group.

SB One Insurance Agency, Inc., formerly Tri-State Insurance Agency, is SB One Bank’s wholly owned subsidiary and one of the oldest, most respected independent insurance agencies in the region. They represent more than 20 of the country’s most respected and highly rated regional and national carriers licensed to write insurance in 37 states.

In 2017, SB One Bancorp was recognized as one of the top 29 banks and thrifts nationwide and one of three from New Jersey that comprise the Sandler O’Neill Sm-All Stars Class of 2017. SB One Bancorp is one of the 50 Fastest Growing Companies in New Jersey as ranked by NJBIZ Magazine. SB One Bancorp President and Chief Executive Officer, Anthony Labozzetta, was named one of America’s Business Leaders in Banking by Forbes magazine and American Banker’s Community Banker of the Year in 2016.

For more details on SB One Bank visit: www.SBOne.bank

About Enterprise Bank N.J.

Enterprise Bank N.J. (“Enterprise Bank”), headquartered in Kenilworth, New Jersey, is listed on the Pink Sheets under the symbol "ENBN." Enterprise Bank focuses on serving the needs of small to medium sized businesses, commercial real estate borrowers, professional practices and consumers. Its services include business and personal checking, savings, money market and certificate of deposit accounts. Additionally, Enterprise Bank offers commercial and consumer loans, lines of credit, ATM cards, debit cards, E-Banking, remote deposit capture, and free telephone and online banking.

For more details on Enterprise Bank, please visit: www. enterprisebank.net

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger between SBBX and ENBN, including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the merger; (ii) SBBX’s and ENBN’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (iii) statements that may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) the businesses of SBBX and ENBN may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of ENBN may fail to approve the merger; (6) changes to interest rates, (7) the ability to control costs and expenses, (8) general economic conditions, (9)the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, and (10) risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find it

In connection with the proposed merger, SB One Bancorp will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a Proxy Statement of Enterprise Bank N.J. and a Prospectus of SB One Bancorp, as well as other relevant documents concerning the proposed merger. Investors and shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Registration Statement and Proxy Statement/Prospectus, as well as other documents filed with the SEC that will contain important information, when they become available, may be obtained free of charge at the SEC’s Internet site (www.sec.gov). Copies of the Registration Statement and Proxy Statement/Prospectus (when they become available) and the filings that will be incorporated by reference therein may also be obtained, free of charge, from SB One Bancorp’s website at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4015338 or by contacting SB One Bancorp’s Investor Relations at (844) 256-7328.

Participants in Solicitation

SB One Bancorp, Enterprise Bank N.J. and their respective directors, executive officers and certain other members of management and employees may be deemed to be “participants” in the solicitation of proxies from the shareholders of Enterprise Bank N.J. in connection with the Merger. Information about the directors and executive officers of Enterprise Bank N.J. and their ownership of Enterprise Bank N.J. common stock, and the interests of such participants, may be obtained by reading Enterprise Bank N.J.’s proxy statement/prospectus when it becomes available.

SB One Bancorp:

Anthony Labozzetta, President and CEO

Steven Fusco, SEVP/CFO

(844) 256-7328

Enterprise Bank N.J.:

Donald J. Haake, President and CEO

(877) 604-5705

Source: SB One Bancorp and Enterprise Bank N.J.